Exhibit 107

Calculation of Filing Fee Tables

F-3
(Form Type)

TOP Ships Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares Issuable upon Exercise of Warrants (1)	Other	1,072,725	$3.34	US$3,582,901.50	$110.20 per $1,000,000	US$394.84
	Total Offering Amounts					US$3,582,901.50		US$394.84

(1)	Including related preferred stock purchase rights. Preferred stock purchase rights are not currently separable from the common shares and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common shares.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices per share of the registrant's common shares as reported on the Nasdaq Capital Market on November 17, 2022.